AMENDMENT NO. 2 TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) by and between AMERIGROUP CORPORATION, a Delaware corporation (the “Company”) and James G. Carlson (“Executive”) is made as of August 4, 2009.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of January 16, 2008, as amended pursuant to Amendment No. 1 thereto dated November 6, 2008 (as amended, the “Agreement”);

WHEREAS, the Company adopted a Severance Plan on June 30, 2008, as amended on November 6, 2008 and May 1, 2009 (as amended, the “Severance Plan”) to provide certain benefits upon termination of employment to the Company’s eligible employees other than the Executive;

WHEREAS, the Company and Executive wish to amend the Agreement as set forth below to provide Executive with certain benefits related to COBRA assistance and the payment of certain installments under established Long Term Incentive Plans upon a termination of employment in the same manner that such benefits are provided to the Company’s other executive officers under the Severance Plan; and

WHEREAS, the Company and the Executive may amend the Agreement by a signed writing;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	The second sentence of Section 4(b)(i)(A) of the Agreement is hereby deleted in its entirety and replaced with the following sentence:

The “Special Separation Payment” shall be a lump sum amount equal to the sum of (1) two times (2x) the amount of Executive’s Base Salary rate for the applicable year, plus (2) two times (2x) the amount of Executive’s annual cash bonus target (currently the MJO Bonus Annual Target) for the applicable year under the 2007 Cash Incentive Plan or its successor plus (3) any installments under any existing Long Term Incentive Plans (as established under the 2007 Cash Incentive Plan or its successor) for which the Compensation Committee of the Company’s Board of Directors has approved funding as of the date of termination.

2.	A Section 4(b)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:

Except for the COBRA benefits described in this Section 4(b)(iv) and the payments described in Sections 4(b)(i)(A), 4(b)(ii) or 4(b)(iii), as applicable, Executive shall not receive or be entitled to any other compensation or benefits from the Company or any of its affiliates after the termination of Executive’s employment hereunder, including without limitation any bonus(es) under Section 3. Executive shall be entitled to maintain coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the period required by applicable law and shall be eligible for any COBRA subsidy applicable to the Company’s executive vice presidents under the Severance Plan, subject to the terms and conditions of the Severance Plan as then in effect.

3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Virginia.

4.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

AMERIGROUP CORPORATION,
a Delaware corporation

By: Stanley F. Baldwin
Title: Executive Vice President, General Counsel
and Secretary

EXECUTIVE:

JAMES G. CARLSON